Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Recro Pharma, Inc.:

We consent to the use of our report dated March 24, 2016 with respect to the balance sheets of Recro Pharma, Inc. as of December 31, 2014 and 2015, and the related statements of operations, redeemable convertible preferred stock and shareholders’ equity (deficit), and cash flows for the years then ended, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

November 30, 2016